UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

April 7, 2011

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 7, 2011, we terminated all commitments under our $500 million unsecured revolving credit facility scheduled to expire in August 2012 (as amended, the “Old Facility”) and replaced the Old Facility with a new $900 million five-year unsecured credit facility consisting of a $500 million revolving credit facility scheduled to expire in April 2016 and a $400 million term loan facility, which amortizes annually with four equal principal payments of $40 million each beginning in April 2012 with the remaining principal amount of $240 million due and payable in April 2016 (the “New Facility”). The New Facility was entered into among The Gap, Inc., the LC Subsidiaries named therein, the Subsidiary Borrowers named therein, the Lenders named therein, the Issuing Banks named therein, Merrill Lynch Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as joint lead arrangers, JPMorgan Chase Bank, N.A., as syndication agent, Citibank N.A., HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as documentation agents, and Bank of America, N.A., as agent for the Lenders and Issuing Banks thereunder.

The Old Facility was entered into among The Gap, Inc., the LC Subsidiaries named therein, the Subsidiary Borrowers named therein, the Lenders named therein, the Issuing Banks named therein, Citigroup Global Markets Inc. and Banc of America Securities LLC, as joint lead arrangers, Bank of America, N.A., HSBC Bank USA, National Association and JPMorgan Chase Bank, as co-syndication agents, and Citicorp USA, Inc., as agent for the Lenders and Issuing Banks.

The New Facility is available for working capital, capital expenditures and other general corporate purposes of the Company and its subsidiaries, including, without limitation, commercial paper backup, share repurchases, trade letters of credit and standby letters of credit. The drawn cost and fees related to the New Facility fluctuate based on our public debt rating and our leverage ratio.

Like our Old Facility, the New Facility does not contain any restrictions on share repurchases, dividend increases, and debt repurchases. The New Facility contains financial and other covenants, including, but not limited to, limitations on liens and subsidiary debt as well as the maintenance of two financial ratios—a fixed charge coverage ratio and a leverage ratio. As with the Old Facility, a violation of these covenants could result in a default under the New Facility, which would permit the participating banks to restrict our ability to further access the New Facility for letters of credit and advances and require the immediate repayment of any outstanding advances under the New Facility. In addition, such a default could, under certain circumstances, permit the holders of other outstanding unsecured debt to accelerate payment of such obligations.

Item 1.02.	Termination of a Material Definitive Agreement

Please see the discussion set forth in response to Item 1.01 above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Please see the discussion set forth in response to Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits

(10.1)	Credit Agreement dated as of April 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC.
(Registrant)

Date: April 7, 2011	By:	/s/ Sabrina L. Simmons
Sabrina L. Simmons
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

(10.1)	Credit Agreement dated as of April 7, 2011.